AMENDED AND RESTATED

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT (the “Agreement”) is made and entered into as of this July 30, 2018, by and between Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the “Advisor”), Baird Funds, Inc., a Wisconsin corporation (the “Company”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company and USBFS entered into a Fund Administration Servicing Agreement, dated the 15th day of August, 2005.

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Company desires to retain USBFS to provide fund administration services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of USBFS as Administrator

The Company hereby appoints USBFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2. Services and Duties of USBFS

USBFS shall provide the following administration services to the Funds:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’, or an affiliate’s, own offices).
c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Company’s board of directors (the “Board” or the “Directors”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board and Fund shareholders.
f.	Recommend dividend declarations to the Board and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Provide personnel to serve as officers of the Company if so elected by the Board of Directors, attend Board meetings and present materials for Directors’ review at such meetings.

(4)	Audits:
a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Company.
(6)	Pay Fund expenses upon written authorization from the Company.
(7)
Keep the Company’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Company or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.

b.	Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with (i) all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the USBFS compliance program as it relates to the Company, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.
In order to assist the Company in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Company’s Chief Compliance Officer with reasonable access to USBFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Company.

a.	Monitor applicable regulatory and operational service issues, and update Board periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.
Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices.  As requested by the Company, prepare and file Form N-PX filings.  Prepare and file such successor SEC forms as mutually agreed by the parties.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond and related certification and resolutions under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist in preparation of proxy statements and information statements, as requested by the Company.

(4)	IRS Compliance:
a.	Monitor the Company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and the independent auditor.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return (before and after taxes on distributions and redemptions of shares), expense ratio and portfolio turnover rate of each class of the Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Company’s management of adjustments expected to affect the Fund’s expense ratio.
(6)	Prepare monthly financial statements for the Funds, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.

d.	Statement of Changes in Net Assets.
e.	Cash Statement.
f.	Schedule of Capital Gains and Losses.
g.	Financial Highlights.
(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)
Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.  File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Prepare state income breakdowns where relevant.
(3)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.
(4)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.
(5)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested Directors and other qualifying service providers.
(6)	Monitor wash sale losses.
(7)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

3. License of Data; Warranty; Termination of Rights

A.
USBFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B.  The index data services being provided to the Company by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Company.  The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.
The Company agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Company’s or any third party’s use of, or inability to use, the Data or any breach by the Company of any provision contained in this Agreement regarding the Data.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

C.
USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT.  In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of the Rule (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Company’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Company), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties).  The Company further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto, effective January 1, 2018, (as amended from time to time by consent of both parties to this Agreement). USBFS shall also be reimbursed for such miscellaneous expenses as set forth on Exhibit C hereto as are reasonably incurred by USBFS in performing its duties hereunder.  The Company or the Advisor (as the case may be) shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company or the Advisor (as the case may be) shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company or the Advisor (as the case may be) is disputing any amounts in good faith. The Company or the Advisor (as the case may be) shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Company or the Advisor (as the case may be) is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company or the Advisor (as the case may be) to USBFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from any error in judgment or mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except to the extent such loss arises out of or relates to USBFS’ refusal or failure to comply with the terms of this Agreement or applicable law, rule or regulation, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, to the extent USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board, except to the extent such claims, demands, losses, expenses, and liabilities arise out of or relate to USBFS’ refusal or failure to comply with the terms of this Agreement or applicable law, rule or regulation, or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Company and the Advisor harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company or the Advisor may sustain or incur or that may be asserted against the Company or the Advisor by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement or applicable law, rule or regulation, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” or the Advisor shall include the Company’s or the Advisor’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for (i) consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment.  Representatives of the Company or the Advisor shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Company and the Advisor, at such times as the Company or the Advisor may reasonably require, copies of reports rendered by independent accountants or others on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense and will reimburse Company or the Funds for any costs resulting from such errors.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Code, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the Code has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to USBFS, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.  In addition, USBFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Company or any Shareholder (the “Information Security Program”).  The Information Security Program complies and shall comply with reasonable information security practices within the industry.  Upon written request from the Company, USBFS shall provide a written description of its Information Security Program. USBFS shall promptly notify the Company in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Company (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”).  USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach.  In addition to, and without limiting the foregoing, USBFS will promptly cooperate with the Company or any of their affiliates' regulators at USBFS’ expense (only if USBFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony.  Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

10.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Funds including, but not limited to, compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act, and the policies and limitations of the Funds relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement will remain in force, but may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time upon giving 90 days prior written notice to USBFS, or by any party upon the breach of the other party of any material term of this Agreement (including without limitation the standard of care set forth in Section 5.A hereof) if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, the Advisor and the Company, and authorized or approved by the Board of Directors.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or assignable by USBFS without the written consent of the Advisor and the Company accompanied by the authorization or approval of the Board.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Company attorneys, form attorney-client relationships or require the provision of legal advice.  The Company acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Company to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Company’s behalf.  The Company acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and the Company, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, Wisconsin  53202
Attn: President

and notice to the Company shall be sent to:

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202
Attn: General Counsel
Facsimile:  (414) 298-7800

20.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BAIRD FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Mary Ellen Stanek	By: /s/ Anita M. Zagrodnik

Name: Mary Ellen Stanek	Name: Anita M. Zagrodnik

Title: President	Title: Senior VP 8/30/18

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Peter J. Hammond

Name: Peter J. Hammond

Title: MD

Exhibit A
to the
Fund Administration Servicing Agreement

Separate Series of Funds

Bond Funds

Name of Series	Date Added
Baird Intermediate Bond Fund	September 29, 2000
Baird Core Plus Bond Fund	September 29, 2000
Baird Aggregate Bond Fund	September 29, 2000
Baird Quality Intermediate Municipal Bond Fund	March 30, 2001
Baird Short-Term Bond Fund	August 31, 2004
Baird Ultra Short Bond Fund	December 31, 2013
Baird Short-Term Municipal Bond Fund	August 31, 2015
Baird Core Intermediate Muni Bond Fund	August 31, 2015

Equity Funds

Name of Series	Date Added
Baird MidCap Fund	December 29, 2000
Baird SmallCap Value Fund	May 1, 2012
Baird Small/Mid Cap Value Fund	November 30, 2015
Chautauqua Global Growth Fund	May 1, 2016
Chautauqua International Growth Fund	May 1, 2016

Exhibit B to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

•	The Company shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•
The Company shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
The Company shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, the Company shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
The Company  shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Company’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Company shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•
The Company shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Company.

•	The Company shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•
The Company shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE COMPANY ON AN "AS IS" BASIS.  USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit B (continued) to the Fund Administration Servicing Agreement

THE COMPANY ASSUMES THE ENTIRE RISK OF ANY USE THE COMPANY MAY MAKE OF THE DATA.  IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE COMPANY, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE COMPANY TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit C to the Fund Administration Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule -  Effective January 1, 2018

Annual Fee Based Upon Average Net Assets of the Fund Complex:

___ BPS ON THE FIRST $___
___ BPS ON THE NEXT $___
___ BPS ON THE NEXT $___
___ BPS ON THE NEXT $___
___ BPS ON THE NEXT $___
___ BPS ON THE NEXT $___
___ BPS ON THE BALANCE

Minimum annual complex fee based on the number of funds at the below rate:
    Domestic Equity and Fixed Income Funds: $___
    International/Global Funds: $___
    Fixed Income Daily Accrual Funds: $___

Base Fee per Fund (up to two cusips per fund)*:

   Discounted ___% in year 1, ___% in year 2 of fund’s operation
   *Subject to change with additional funds and/or classes, as mutually agreed upon in writing by the Advisor and USBFS

    Domestic Equity and Fixed Income Funds: $___
    International/Global Funds: $___
    Fixed Income Daily Accrual Funds: $___

Services Included in basis point fee:

▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration Services – Registration statement update
▪	Daily Compliance Testing - Charles River
▪	Core Tax Services – See Additional Services Fee Schedule
▪	Date Services:
-
Pricing Services (U.S. Bancorp primary pricing service): NOTE: Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees

-	Corporate Action Services

Third Party Administrative Data and Factor Services Charges (descriptive data for each security):

▪	$___ per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)
▪	$___ per CMO, Asset Backed or Mortgage Backed Security per month for fund accounting services

SEC Modernization Requirements (if utilized)

▪	Form N-PORT – $___ per year, per Fund
▪	Form N-CEN – $___ per year, per Fund

Chief Compliance Officer Support Fee

▪	$___ per year per fund complex, per service line

NOTE: All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements. Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following and as mutually agreed upon at the time of the service being added, will be separately billed as incurred:  Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including  Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added.  USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, and as mutually agreed upon at the time of the service being added, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.